October 20, 1997


Mr. E. Ted Daniels
President
Prism Software Corporation
23696 Birtcher
Lake Forest, CA  92630

Dear Ted:

         I am sending you this letter to confirm our recent conversation with respect to the $40,000 Prism convertible debentures currently held by Northstar Capital Partners. These debentures have been in default since January 1, 1996. We will agree to restructure the debentures by moving the maturity to December 31, 1999. Additionally, the conversion price will be reduced from $.25 per share to $.10 per share. The debentures can be converted at any time at the option of the holder. Currently 160,000 of the shares are registered. The company will agree to include the additional 240,000 shares in its next registration statement or by December 1, 1999 which ever occurs earlier.

         The interest payable on the convertible debentures will continue at an interest rate of 8%. Unpaid interest shall compound on a quarterly basis at a rate of 10% per annum, calculated quarterly. All principal and accrued interest will become payable on December 31, 1999. The holder of the debentures, at their option, may elect to convert accrued interest into additional shares at a conversion price of $.10. The election to convert any unpaid and accrued interest will be independent of any election to convert the underlying debentures. The conversion of the underlying debentures will not necessarily trigger an automatic conversion of the underlying interest.

         We would appreciate it if you would confirm your acceptance of this understanding by signing and returning to us one fully executed copy of this agreement.


                                     Sincerely


                                     /s/ James A. Martin
                                     --------------------------------
                                     Martin Management, Inc. G.P.
                                     James A. Martin, III, President


Agreed and accepted.                 /s/ Ted Daniels
                                     --------------------------------
                                     Ted Daniels, President